Exhibit 10.7

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this " Agreement "), made and entered into effective as of January 2, 2008 (the " Effective Date "), by and between Subaye.com, Inc. (the " Company ") and Jun Han (the " Executive ").

        WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment and considers it essential to its best interests and the best interests of its stockholders to employ the Executive during the term of the Agreement;

        WHEREAS, the Executive desires to accept such employment and enter into such an agreement;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

        1.     Term of Employment.     Subject to Section 8 below, the term of the Executive's employment under this Agreement shall commence on the Effective Date and shall end on December 31, 2009 (the " Initial Period "); provided , however , that such term shall be automatically extended for additional one-year periods (each, a " Renewal Period ") unless, not later than 180 days prior to the expiration of the Initial Period or a Renewal Period, as applicable, either party hereto shall provide written notice of its or his desire not to extend the term hereof (a " Non-Renewal Notice ") to the other party hereto (the Initial Period, together with each Renewal Period then in effect, shall be referred to hereinafter as the " Employment Term ").

        2.     Position.

        (a)     Duties.     The Executive shall serve as the Company's Chief Executive Officer. In such position, the Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the " Board ") and as shall be consistent with the by-laws of the Company as in effect from time to time; provided, however, that, at all times, the Executive's duties and responsibilities hereunder shall be commensurate in all material respects with his status as the senior-most officer of the Company. During the Employment Term, the Executive shall devote his full time and best efforts to his duties hereunder. The Executive shall report directly to the Board (or any committee of the Board designated for this purpose). In addition, as of the Effective Date, the Board shall appoint the Executive a member of the Board, and the Executive agrees to continue to serve during the Employment Term as a member of the Board to the extent he is periodically elected or appointed to such position in accordance with the by-laws of the Company and applicable law.

        3.     Annual Bonus; Transition Bonus. N/A

       4.     Equity Compensation.   The Company will issue the Executive a stock base salary of 170,000 shares of the Company’s common stock to be restricted under SEC rule 144. Further, it is agreed that such shares of common stock will be restricted in that the shares of common stock are to “vest” over the initial two year term of this Agreement, beginning on the date this Agreement is signed below. Additionally, the Executive or the Company may terminate this Agreement or the Executive may resign or be terminated by the Company with immediate effect. Upon resignation or termination before the end of the two year term, if applicable, the Executive will return the pro-rata unvested shares of common stock which are intended to vest over a two year term beginning with the date of this Agreement.

       5.     Employee Benefits.

        (a)     Generally.     During the Employment Term, the Company shall provide the Executive with benefits on the same basis as benefits are generally made available to other senior executives of the Company, The Executive shall be entitled to four weeks of paid vacation; provided , however , that, in the event the Executive's employment ends for any reason, the Executive shall be paid only for unused vacation that accrued in the calendar year his employment terminated and any unused vacation for any prior year shall be forfeited.

        6.     Business and Other Expenses.      During the Employment Term, the Company shall reimburse the Executive for reasonable business expenses incurred by him in the performance of his duties hereunder in accordance with the policy established by the Compensation Committee. Accordingly, the Company shall reimburse the Executive's expenses associated with business travel in accordance with such policy.

        7.     Termination.     Notwithstanding any other provision of this Agreement, subject to the further provisions of this Section 8, the Company may terminate the Executive's employment or the Executive may resign such employment for any reason or no stated reason at any time, subject to the notice and other provisions set forth below:

        (a)     Generally.     In the event of the termination of the Executive's employment for any reason, the Executive shall be entitled to receive payment of (i) subject to Section 5(a) above, any accrued but unpaid vacation through the Date of Termination (as defined below) and (ii) any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the Date of Termination (the " Base Obligations ").

        For purposes of this Agreement, " Date of Termination " means in the event of a termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason, the date specified in a written notice of termination (or, if not specified therein, the date of delivery of such notice),

        (b)     Termination by the Company Without Cause or by the Executive for Good Reason.

        (i)  The Executive's employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason. Upon the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive, in addition, the following payments and benefits (the " Severance Benefits "):

        Health Care Coverage.  The Company shall provide the Executive with continued health care coverage for the lesser of (I) twelve months or (II) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer, such coverage to be conditioned upon the Executive (X) being covered by the Company's health care plans immediately prior to the Date of Termination and (Y) paying his share of the applicable health care premiums, deductibles and co-payments for such period of coverage.

Receipt of the Severance Benefits by the Executive is subject to the execution by him of a general release of claims substantially in the form attached as Exhibit D (the " Release "). All other benefits, if any, due the Executive following termination pursuant to this Section 7(b) shall be determined in accordance with the plans, policies and practices of the Company; provided , however , that the Executive shall not participate in any severance plan, policy or program of the Company. If, during the Severance Period, the Executive breaches in any material respect any of his obligations under Section 9 or 10 below, the Company may, upon written notice to the Executive, (x) terminate the Severance Period and cease to make any further payments of the Severance Payment and (y) cease any health care coverage continuation, except in each case as required by applicable law.

        (ii)  For purposes of this Agreement, " Cause " shall mean (A) the Executive's conviction of, or pleading nolo contend ere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property (with the exception of minor traffic violations or similar misdemeanors); (B) the Executive's repeated neglect of his duties to the Company; or (C) the Executive's willful misconduct in connection with the performance of his duties or other material breach by the Executive of this Agreement; provided , however , that the delivery of a Non-Renewal Notice by the Executive shall not constitute Cause for purposes of this Agreement; provided further that the Company may not terminate the Executive's employment for Cause unless (x) the Company first gives the Executive written notice of its intention to terminate and of the grounds for such termination within 90 days following the date the Board is informed of such grounds at a meeting of the Board and (y) the Executive has not, within 30 days following receipt of such notice, cured such Cause (if capable of cure) in a manner that is reasonably satisfactory to the Board.

        (iii)  For purposes of this Agreement, " Good Reason " shall mean the Company (A) reducing the Executive's position, duties, or authority; (B) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his position without reduction in position, duties or authority; or (C) committing any other material breach of this Agreement; provided , however , that the delivery of a Non-Renewal Notice by the Company shall not constitute Good Reason for purposes of this Agreement; provided further that no event or condition shall constitute Good Reason unless (x) the Executive gives the Company a Notice of Termination specifying his objection to such event or condition within 90 days following the occurrence of such event or condition, (y) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company's receipt of such notice and (z) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (y).

        (c)     Permanent Disability.

        (i)  The Executive's employment hereunder may terminate due to his Permanent Disability. Upon termination of the Executive's employment due to Permanent Disability, the Executive shall be entitled to receive severance benefits as described in section 7(b).

        (ii)  For purposes of this Agreement, " Permanent Disability " means the inability of the Executive to perform substantially all of his duties in the manner required by the Agreement, whether by reason of illness or injury or otherwise (whether physical or mental) incapacitating the Executive for a continuous period exceeding 120 days (or a period of six months in any twelve-month period). Such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive (if he is then able to exercise sound judgment).

        (d)     Death.     The Executive's employment hereunder may terminate due to his death. Upon termination of the Executive's employment hereunder due to death, the Executive's estate shall be entitled to receive a sum equal to any unpaid and unused accrued vacation as of the date of death.

        (e)     For Cause by the Company or Without Good Reason.     The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. Upon termination of the Executive's employment for Cause or without Good Reason pursuant to this Section 7(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive's termination of employment pursuant to this Section 8(e) shall be determined in accordance with the plans, policies and practices of the Company; provided , however , that the Executive shall not participate in any severance plan, policy, or program of the Company.

        (f)     Mitigation; Offset.     Following the termination of his employment under any of the above clauses of this Section 7, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company's obligations hereunder; nor shall the payments provided by this Section 8 be reduced by the compensation earned by the Executive as an employee or consultant from such subsequent employment or consultancy.

        8.     Non-Competition; Non-Solicitation; Confidentiality.     The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

        (a)     Non-Competition.     For a period of one year following the Date of Termination (the " Restricted Period "), regardless of the circumstances surrounding such termination of employment, the Executive will not, directly or indirectly, (i) engage in any "Competitive Business" (as defined below) for the Executive's own account, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company. For purposes of this Agreement, " Competitive Business " shall mean (x) any national securities exchange registered with the Securities and Exchange Commission, (y) any electronic commerce or communications network or (z) any other entity that engages in substantially the same business as the Company, in each case in North America or Asia or in any other location in which the Company operated as of the date of termination. For purposes of this Agreement, " person " shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        (b)     Non-Solicitation.     During the Restricted Period, the Executive will not, directly or indirectly, (i) interfere with any relationship between the Company and any of its employees, consultants, agents or representatives; (ii) employ or otherwise engage, or attempt to employ or otherwise engage, any current or former employee, consultant, agent or representative of the Company in any Competitive Business; (iii) solicit the business or account of the Company or any affiliate; or (iv) divert or attempt to divert from the Company any business or interfere with any relationship between the Company and any of its clients or customers.

        (c)     Confidentiality.     The Executive hereby agrees that he will comply with the Company's general policies regarding confidentiality of information and processes. Without in any way limiting the foregoing sentence, the Executive further agrees that he will not, at any time during or after the Employment Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information treated as confidential or as a trade secret by the Company. The Executive's obligation under this Section 8(c) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company; or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company. The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Except as specifically authorized by the Board upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including, without limitation, all lists of customers, correspondence, accounts, records and any other documents (whether or not electronically or digitally produced) or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

        (e)     Severability.     It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

        9.     Nondisparagement.     The Executive agrees (whether during or after the Executive's employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its shareholders unless giving truthful testimony under subpoena. The Company agrees (whether during or after the Executive's employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Executive unless giving truthful testimony under subpoena. Notwithstanding the foregoing, nothing in this Section 9 shall preclude either party from responding to correct false or disparaging statements, remarks or rumors.

        10.     Specific Performance.     The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 above would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        11.     Disputes.     Except as provided in Section 10 above, any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach or any matter addressed by this Agreement shall be resolved through binding, confidential arbitration to be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with the arbitration rules of the American Arbitration Association set forth in its National Rules for the Resolution of Employment Disputes then in effect (the " AAA's Arbitration Rules "). If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive and the third to be selected by the two persons so selected, all in accordance with the AAA's Arbitration Rules. The arbitration proceeding shall be held in a location as is mutually agreed in writing by the parties. The arbitrators shall base their award on the terms of this Agreement, and the arbitrators shall strictly follow the law and judicial precedents that are deemed to apply in the event the dispute were litigated in such court. The arbitration shall be governed by the substantive laws of the jurisdiction applicable to contracts made and to be performed therein, and by the arbitration law chosen by the arbitrators, and the arbitrators shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall bear the cost of the arbitrators. Costs and expenses associated with the arbitration that are not otherwise assignable to one of the parties shall be allocated equally between the parties. In every other respect, the parties shall each pay their own costs and expenses, including, without limitation, attorneys' fees and costs. Nothing contained in this Section 12 shall be construed to preclude the Company from exercising its rights under Section 11 above.

        13.     Miscellaneous.

        (a)     Acceptance.

        (i)  The Executive hereby represents and warrants, as a material inducement to the Company's agreement to enter into this Agreement, other than the Subaye.com Covenants (as defined below), that there are no legal, contractual or other impediments, including, without limitation, restrictive covenants with a current or former employer, precluding the Executive from entering into this Agreement or from performing the services with the Company contemplated hereby. Any violation of this representation and warranty by the Executive shall render all of the obligations of the Company under this Agreement void ab initio and of no force and effect.

(a)     Entire Agreement; Amendments.     This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein. There are no restrictions, agreements, promises, warranties, or covenants by and between the Company and the Executive and undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(b)     No Waiver.     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)     Severability.     In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(d)     Successor; Assignment.     This Agreement is confidential and personal and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive's will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section 12(e), the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Company shall cause this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company's business or assets and this Agreement shall be binding upon any successor to all or substantially all of the Company's business or assets; provided , however , that no such assumption shall release the Company of its obligations hereunder, to the extent not satisfied by such successor, without the Executive's prior written consent.

(e)     Confidentiality of Tax Treatment and Structure.     Notwithstanding anything herein to the contrary, each party and its representatives may consult any tax advisor regarding the tax treatment and tax structure of this Agreement and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

(f)     Notice.     For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

(1)	if to the Company:
Subaye.com, Inc.
9th Floor, Beijing Business World Bldg.,56 Dongxinglong St., Chongwen Dist.,
Beijing 100062,China
(2)	if to the Executive:
c/o Subaye.com, Inc.
9th Floor, Beijing Business World Bldg.,56 Dongxinglong St., Chongwen Dist.,
Beijing 100062,China
Attention: Jun Han

This address as shown in the records of the Company

        (h)     Withholding Taxes.     The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
        (i)     Counterparts.     This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
        (j)     Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE
/s/_________________________________ Jun Han
SUBAYE.COM, INC.
By:	/s/ Yaofu Su
Title:	President